Exhibit 99.1
FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2015 THIRD QUARTER FINANCIAL RESULTS

Q3 2015 OVERVIEW
•
Revenue increased 91% to $15.0 million from $7.8 million in Q3 2014, reflecting $5.1 million of incremental revenue from Hyperspring, LLC and a $2.1 million increase in Performance Improvement Solutions revenue, a 27% increase over Q3 2014.

•	Implemented a company-wide restructuring program that is expected to deliver permanent annual cash savings of nearly $5 million.
•	Adjusted EBITDA was $162,000, the Company's first positive quarterly adjusted EBITDA figure since Q4 2013.
•
Operating loss totaled $3.4 million, including a write-down of capitalized software development costs totaling $1.5 million and restructuring charges totaling $1.6 million, compared to an operating loss of $1.9 million in Q3 2014, including restructuring charges of $0.3 million.

•
Excluding the write-down of capitalized software development costs and restructuring charges, adjusted operating loss was $0.3 million, compared to an adjusted operating loss of $1.7 million in Q3 2014.

•	Net loss was $3.6 million, or $0.20 per diluted share, compared to a net loss of $1.9 million, or $0.11 per diluted share, in Q3 2014.
At September 30, 2015
•	Total cash and equivalents of $16.4 million, or $0.91 per diluted share, including $3.5 million of restricted cash.
•	Working capital of $8.3 million and current ratio of 1.4x.
•	$0 long-term debt.
•	Backlog of $47.5 million, compared to $48.4 million at December 31, 2014.

Sykesville, MD – November 12, 2015 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), the global energy industry performance improvement company, today announced financial results for the third quarter ("Q3") ended September 30, 2015.  Results for Q3 2015 include the results of Hyperspring, LLC ("Hyperspring"), which was acquired on November 14, 2014.

Kyle J. Loudermilk, President and Chief Executive Officer of GSE, said, "We have made considerable progress in the first three months since I joined GSE.  During Q3 2015, we initiated a comprehensive review of our global operations and implemented a company-wide restructuring program that is expected to deliver permanent annual cash savings of nearly $5 million.  With a streamlined cost structure and operating efficiencies in place, we've addressed the first step of our strategic plan, and have positioned GSE for a return to profitability in the quarters to come.  In Q3 2015, we recorded adjusted EBITDA of $162,000, our first positive quarterly adjusted EBITDA figure since Q4 2013."

Mr. Loudermilk continued, "Our quarter-end backlog remained strong at $47.5 million, reflecting our team's commitment to providing high-quality solutions to our blue-chip client base.  During the quarter, our Hyperspring subsidiary received a significant three-year contract, with a total value of up to $35 million, for the continuation of nuclear operations support services to a longstanding, valued customer.  Since September 1, we have been awarded multiple contracts with an aggregate value of over $4.6 million, covering nuclear, fossil, and oil and gas projects primarily in Asia and North America.  I am optimistic about the business opportunities in front of us, not only in our Performance Improvement Solutions and Nuclear Industry Training and Consulting segments, but also in adjacent markets.  Under the next phase of our strategic plan, we expect to take actions to reinvigorate the growth of GSE's businesses, including enhancing our senior leadership team.  We also expect to add new elements to our growth platform over time, including initiatives that support a more diversified, recurring revenue base.  I am confident that as we continue to successfully execute our strategy, we will increase cash flow, improve GSE's strong balance sheet, and enhance shareholder value."

Q3 2015 RESULTS
Q3 2015 revenue increased to $15.0 million from $7.8 million in Q3 2014, reflecting $5.1 million of incremental Nuclear Industry Training and Consulting revenue for services provided by Hyperspring, and a 26.6% increase in Performance Improvement Solutions revenue.
(in thousands)	Three Months ended September 30,		Nine Months ended September 30,
Contract Revenue:	2015	2014	2015	2014
Performance Improvement Solutions	$9,903	$7,823	$26,911	$24,823
Nuclear Industry Training and Consulting	5,058	-	15,678	-
Total Contract Revenue	$14,961	$7,823	$42,589	$24,823

The $2.1 million increase in Performance Improvement Solutions revenue in Q3 2015 reflected a $1.0 million increase in fossil project revenue, combined with an increase in revenue from a mix of other industries, including the nuclear and process end-markets.  Performance Improvement Solutions orders totaled $3.8 million in Q3 2015 compared to $17.6 million in Q3 2014.  Nuclear Industry Training and Consulting orders totaled $1.5 million in Q3 2015.

Gross profit in Q3 2015 was $2.3 million, or 15.1% of revenue, compared to $2.5 million, or 31.4% of revenue, in Q3 2014.

(in thousands)	Three Months ended September 30,				Nine Months ended September 30,
Gross Profit:	2015	%	2014	%	2015	%	2014	%
Performance Improvement Solutions	$3,127	31.6%	$2,455	31.4%	$8,158	30.3%	$7,326	29.5%
Nuclear Industry Training and Consulting	676	13.4%	-	-	1,782	11.4%	-	-
Total	3,803	25.4%	2,455	31.4%	9,940	23.3%	7,326	29.5
Less: Write-down of Capitalized Software Development Costs	1,538	10.3%	-	-	1,538	3.6%	-	-
Consolidated Gross Profit	$2,265	15.1%	$2,455	31.4%	$8,402	19.7%	$7,326	29.5%

The decline in gross margin as a percentage of total revenue in Q3 2015 is attributable to the Hyperspring Nuclear Industry Training and Consulting revenue, which has lower margins than Performance Improvement Solutions revenue, as well as a $1.5 million write-down of capitalized software development costs in Q3 2015.  Excluding this write-down, adjusted gross profit in 3Q 2015 was $3.8 million, or 25.4% of revenue.

Performance Improvement Solutions gross profit increased to $3.1 million, resulting in a 31.6% gross margin in Q3 2015, from $2.5 million, or 31.4% gross margin in Q3 2014.  Nuclear Industry Training and Consulting gross profit was $0.7 million, resulting in a 13.4% gross margin in Q3 2015.

Selling, general & administrative expenses in Q3 2015 was $3.8 million, or 25.5% of revenue, compared to $4.0 million, or 50.5% of revenue, in Q3 2014.

Restructuring charges related to costs for facility closings, severance and other employee benefits totaled $1.6 million in Q3 2015, compared to restructuring charges of $0.3 million in Q3 2014 for U.S. severance and other employee benefit costs.

Operating loss for Q3 2015 was $3.4 million compared to an operating loss of $1.9 million in Q3 2014.

Excluding the write-down of capitalized software development costs and restructuring charges, Q3 2015 adjusted operating loss was $0.3 million, compared to an adjusted operating loss of $1.7 million in Q3 2014.

Net loss for Q3 2015 was $3.6 million, or $0.20 per basic and diluted share, compared to a net loss of $1.9 million, or $0.11 per basic and diluted share, in Q3 2014.

The EBITDA (Earnings before interest, taxes, depreciation and amortization) loss for Q3 2015 was $3.3 million compared to EBITDA loss of $1.7 million in Q3 2014.

Adjusted EBITDA, which excludes write-down of capitalized software development costs, loss from the change in fair value of contingent consideration, and restructuring charges, totaled $162,000 in Q3 2015 compared to an adjusted EBITDA loss of $1.4 million in Q3 2014.

Backlog at September 30, 2015 was $47.5 million, compared to $48.4 million at December 31, 2014.  Backlog at September 30, 2015 was comprised of $5.4 million of Hyperspring backlog and $42.1 million of Performance Improvement Solutions backlog.

GSE's cash position at September 30, 2015 was $12.8 million, excluding $3.5 million of restricted cash, as compared to $13.6 million, excluding $4.2 million of restricted cash, at December 31, 2014.  The decline in cash at September 30, 2015 from December 31, 2014 is primarily due to: (i) the payment of $0.5 million in contingent consideration for the acquisition of EnVision Systems, Inc., (ii) $1.6 million of capital expenditures and capitalized software development, and (iii) $0.3 million to pay down the outstanding balance of Hyperspring's line of credit, partially offset by approximately $1.6 million generated by changes in various working capital items.

CONFERENCE CALL
Management will host a conference call today at 5:00 pm Eastern Time to discuss Q3 results and other matters.

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=174482

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the power, energy and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations. GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Interim Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	(unaudited)		(unaudited)
	Three Months ended		Nine Months ended
	September 30,		September 30,
	2015	2014	2015	2014

Contract revenue	$14,961	$7,823	$42,589	$24,823
Cost of revenue	11,158	5,368	32,649	17,497
Write-down of capitalized software development costs	1,538	-	1,538	-

Gross profit	2,265	2,455	8,402	7,326

Selling, general and administrative	3,811	3,954	11,031	11,939
Restructuring charges	1,600	272	1,746	883
Depreciation	119	140	383	413
Amortization of definite-lived intangible assets	123	36	370	108
Operating expenses	5,653	4,402	13,530	13,343

Operating loss	(3,388)	(1,947)	(5,128)	(6,017)

Interest income, net	19	44	67	103
Gain (loss) on derivative instruments	20	69	(59)	178
Other expense, net	(156)	-	(235)	(7)

Loss before income taxes	(3,505)	(1,834)	(5,355)	(5,743)

Provision for income taxes	50	61	211	162

Net loss	$(3,555)	$(1,895)	$(5,566)	$(5,905)

Basic loss per common share	$(0.20)	$(0.11)	$(0.31)	$(0.33)
Diluted loss per common share	$(0.20)	$(0.11)	$(0.31)	$(0.33)

Weighted average shares outstanding - Basic	17,894,272	17,887,859	17,890,020	17,887,859
Weighted average shares outstanding - Diluted	17,894,272	17,887,859	17,890,020	17,887,859

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(unaudited)
	September 30, 2015	December 31, 2014

Cash and cash equivalents	$12,832	$13,583
Restricted cash – current	223	613
Current assets	27,675	31,729
Long-term restricted cash	3,305	3,591
Total assets	40,221	45,999

Current liabilities	$19,387	$20,273
Long-term liabilities	2,459	1,986
Stockholders' equity	18,375	23,740

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2015	2014	2015	2014

Net loss	$(3,555)	$(1,895)	$(5,566)	$(5,905)
Interest income, net	(19)	(44)	(67)	(103)
Provision for income taxes	50	61	211	162
Depreciation and amortization	242	176	753	521
EBITDA	$(3,282)	$(1,702)	$(4,669)	$(5,325)
Write-down of capitalized software development costs	1,538	-	1,538	-
Loss from the change in fair value of contingent consideration	306	22	739	69
Restructuring charges	1,600	272	1,746	883
Adjusted EBITDA	$162	$(1,408)	$(646)	$(4,373)

Operating Loss and Non-GAAP Adjusted Operating Loss Reconciliation (in thousands)

Adjusted operating loss is not a measure of financial performance under generally accepted accounting principles ("GAAP").  Management believes adjusted operating loss, in addition to other GAAP measures, is useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of non-GAAP adjusted operating loss to GAAP operating loss, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2015	2014	2015	2014

GAAP operating loss	$(3,388)	$(1,947)	$(5,128)	$(6,017)
Write-down of capitalized software development costs	1,538	-	1,538	-
Restructuring charges	1,600	272	1,746	883
Non-GAAP adjusted operating loss	$(250)	$(1,675)	$(1,844)	$(5,134)